Exhibit 10.37

O’CHARLEY’S INC.

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the "Agreement") dated as of _________ (the “Grant Date”) is by and between O’Charley’s Inc., a Tennessee corporation (the "Company"), and __________ (the "Grantee"). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the O'Charley's 2000 Stock Incentive Plan (the "Plan").

Section 1. Restricted Stock Award. The Grantee is hereby granted the right to receive __________ shares (the "Restricted Stock") of the Company's common stock, no par value per share (the "Common Stock"), subject to the terms and conditions of this Agreement and the Plan.

Section 2. Vesting of the Award. Subject to the provisions of Section 5 hereof and this Section 2, up to 25% of the total number of shares of Restricted Stock granted hereunder shall vest on each of the first four anniversaries of the Grant Date (each, a “Vesting Date”). On the Grant Date and annually on or about each of the first three anniversaries of the Grant Date, the Committee shall establish and direct the Company to communicate to the Grantee one or more performance targets for the Company’s then current fiscal year applicable to this Agreement and the methodology for determining the vesting for the shares eligible for vesting in such fiscal year (each, a “Performance Target”). Following the conclusion of such fiscal year, the Committee shall determine whether the Performance Target(s) for such fiscal year have been met and the number of shares of Restricted Stock, if any, which shall vest on the Vesting Date in respect of such fiscal year. If the Company does not meet or exceed one or more of the Performance Target(s) for such fiscal year as determined in the sole discretion of the Committee and as a result all or some portion of the shares of Restricted Stock eligible for vesting in such you have not vested, then the shares eligible for vesting in such fiscal year which have not vested will be immediately forfeited and the Grantee shall have no further rights with respect to such shares of Restricted Stock.

Notwithstanding anything herein to the contrary, no fractional shares shall be issuable upon any Vesting Date.

The determinations of the Committee under this Section 2 shall be final and conclusive as to the Grantee. Promptly following the Vesting Date, the Company shall notify the Grantee of the shares of Restricted Stock, if any, which have vested in respect of the immediately preceding fiscal year.

Section 3. Distribution of Restricted Stock. Certificates representing the Restricted Stock which have vested hereunder will be distributed to the Grantee as soon as practicable after the Vesting Date. Notwithstanding the foregoing, if the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) is terminated under the circumstances set forth in Section 5(b), certificates representing the Restricted Stock awarded hereunder will be distributed to the Grantee (or the Grantee’s estate or legal representative) as soon as practicable after the Grantee’s termination.

Section 4. Voting Rights and Dividends. Prior to the distribution of the Restricted Stock, certificates representing shares of Restricted Stock will be held by the Company (the "Custodian") in the name of the Grantee. The Custodian will take such action as is necessary and appropriate to enable the Grantee to vote the Restricted Stock. All cash dividends received by the Custodian, if any, with respect to the Restricted Stock will be subject to the vesting restrictions of Section 2 hereof and, accordingly, will be held by the Custodian and remitted to the Grantee only with respect to shares of Restricted Stock which have vested in accordance with Section 2. Any dividends held by the Custodian in respect of shares of Restricted Stock which do not vest in accordance with Section 2 will be forfeited and paid to the Company. Stock dividends issued with respect to the Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock. Notwithstanding the foregoing, no voting rights or dividend rights shall inure to the Grantee in respect of shares of Restricted Stock subject to this Agreement following any forfeiture of such shares of Restricted Stock.

Section 5. Forfeiture; Termination/Change of Status.

(a)       In the event that either: (i) Grantee's employment by the Company (or any Subsidiary or Affiliate of the Company) terminates for any reason (other than by reason of death, Disability or Retirement) or (ii) Grantee, for any reason (other than by reason of death, Disability, or Retirement), ceases to remain employed by the Company (or any Subsidiary or Affiliate of the Company) in the same position as Grantee holds on the date hereof (or a substantially equivalent or higher position as determined by the Company in its sole discretion), all shares of Restricted Stock that have not vested prior to the date of termination shall be immediately forfeited and Grantee shall have no further rights with respect to such shares of Restricted Stock.

(b)       If the Grantee dies while employed by the Company (or any Subsidiary or Affiliate of the Company) or if the Grantee’s employment is terminated by reason of Disability or Retirement, all unvested shares of Restricted Stock shall be deemed vested as of the date of such death, Disability or Retirement.

Section 6. No Transfer or Pledge of Restricted Stock. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the Vesting Date.

Section 7. Tax Election. The Grantee may, but is not required to, elect to apply the tax rules of Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to the issuance of the Restricted Stock. If the Grantee makes an affirmative election under Section 83(b) of the Code, the Grantee shall deliver a copy of such election to the Company in accordance with the requirements of the Code and the Regulations promulgated thereunder.

Section 8. Tax Withholding. The Company may withhold from any distribution of Restricted Stock an amount of Common Stock equal to such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, unless the Company agrees to accept a payment of cash (or to withhold from other wages payable to Grantee) in the amount of such withholding taxes.

Section 9. Change of Control. Upon the occurrence of a Change in Control or a Potential Change in Control as defined in Section 10 of the Plan, all Restricted Stock shall be deemed vested and the restrictions under the Plan and the Agreement with respect to the Restricted Stock, including the restriction on transfer set forth in Section 6 hereof, shall automatically expire and shall be of no further force or effect.

Section 10. Stock Subject to Award. In the event that the shares of Common Stock of the Company should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of shares of Restricted Stock that have been awarded to Grantee shall be appropriately adjusted to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

Section 11. Legend. Each certificate representing Restricted Stock shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE O’CHARLEY’S 2000 STOCK INCENTIVE PLAN (THE "PLAN") AND THE RESTRICTED STOCK AGREEMENT (THE "AGREEMENT") BETWEEN THE OWNER OF THE RESTRICTED STOCK REPRESENTED HEREBY AND O’CHARLEY’S INC. (THE "COMPANY"). THE RELEASE OF SUCH STOCK FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

Section 12. Restrictive Agreement. As a condition to the receipt of any vested shares of Restricted Stock upon distribution, the Grantee (or his legal representative or estate or any third party transferee), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Grantee or such other recipient of the shares represents that he is acquiring the shares without a view to distribution thereof.

Section 13. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary or Affiliate of the Company), and the Company (or any Subsidiary or Affiliate of the Company)

may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.

Section 14. Miscellaneous.

14.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Stock granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Restricted Stock, either orally or in writing, that are not included in this Agreement or the Plan.

14.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

14.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

14.4 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company, and, if to the Grantee, to the Grantee's last known address provided by the Grantee to the Company.

14.5 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee's rights under this Agreement and such change is not to the Grantee's benefit.

14.6 Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors, and assigns. However, neither the Restricted Stock nor this Agreement may be assigned or transferred except as otherwise set forth in this Agreement or the Plan.

14.7 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.

14.8     Stock Power.  By his or her signature hereto, Grantee hereby authorizes the Secretary of the Company to transfer to the Company, on the books of the Company or otherwise, any and all shares of Restricted Stock that are forfeited pursuant to the terms hereof.

6746157.1

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